Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
EverQuote NI Limited	Northern Ireland
EverQuote India Private Limited Parachute Insurance Services Corp One-Eighty Software, Inc. Policy Fuel, LLC Kanopy Insurance Center, LLC	India Texas Delaware Texas Delaware